Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(276) 629-6450 – Media
(276) 629-6418 – Fax

Bassett Furniture News Release

(Bassett, Va.) – June 2, 2005 – Bassett Furniture Industries Inc. (NASDAQ:BSET) announced today that it had reached an agreement to acquire a controlling interest in eight Bassett Furniture Direct (BFD) stores in greater Dallas, Texas.

The Company expects to record a pre-tax charge in its second quarter in the range of $2.0 – $2.6 million in connection with the transaction. Bassett will begin to consolidate the results of this entity in its third quarter and forecasts net losses from this operation in the second half of fiscal 2005 to be about $.03 to $.04 per share. The Company expects these retail stores to operate at breakeven in fiscal 2006. This transaction will bring the total number of corporate BFDs to 22, approximately 18 percent of the 120 BFDs operating at the end of the second quarter.

“We’ve experienced solid improvement in our Corporate Store Program over the past two years,” said Robert H. Spilman, Jr. president and chief executive officer. “This operation will provide our Corporate Store Program with greater scale allowing us to drive the consistency and uniformity we believe are vital to our overall BFD program at this time. We will provide both the organizational and financial strength needed to improve the performance of these stores. “

“As it relates to the Company’s overall business, we were relatively pleased with our second quarter sales performance, even though business conditions continue to be tough at retail,” continued Spilman. The Company expects to release its second quarter earnings on June 28, 2005, and estimates a sales increase of approximately 3.5 percent for the quarter ended May 28, 2005 as compared to the second quarter of 2004.

Bassett Furniture Industries, Inc. is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 120 Bassett Furniture Direct stores, Bassett has leveraged its strong brand name in furniture into a growing network of licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. While the Company continues to sell its products to other retailers, the most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy encompasses affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at www.bassettfurniture.com.

Certain of the statements in the immediately preceding paragraphs, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first quarter of 2005, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause those results to differ materially from those expressed in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.